EXHIBIT 99.1
FOR IMMEDIATE RELEASE

ICONIX BRAND GROUP, INC. REPORTS EARNINGS FOR THE FOURTH QUARTER AND FULL YEAR 2008

•	2008 revenue of $216.8 million compared to $160.0 million in the prior year
•	2008 diluted EPS of $1.15 versus $1.04 in the prior year
•	Q4 revenue of $54.3 million compared to $47.4 million in the prior year
•	Free cash flow of $122.1 million for 2008 and $31.0 million for Q4 2008
•	Reaffirming 2009 EPS guidance

NEW YORK, New York—February 24, 2009 – Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the fourth quarter and year ended December 31, 2008.

Full Year 2008 results:

Revenue for the full year 2008 increased 35% to approximately $216.8 million, as compared to approximately $160.0 million in the prior year. EBITDA for 2008 increased 17% to approximately $149.6 million as compared to approximately $127.6 million in the prior year, and free cash flow increased 22% to approximately $122.1 million as compared to approximately $99.9 million in the prior year. Net income for 2008 increased 10% to approximately $70.2 million, as compared to approximately $63.8 million in the prior year and GAAP diluted earnings per share increased to $1.15 versus $1.04 in the prior year.

Q4 2008 results:

Revenue for the fourth quarter of 2008 increased 14% to approximately $54.3 million, as compared to approximately $47.4 million in the fourth quarter of 2007. EBITDA for the fourth quarter decreased 10% to approximately $37.8 million as compared to approximately $42.2 million in the prior year quarter. However, in the fourth quarter of 2007, the Company recorded a one-time pre-tax gain with an adjustment equal to approximately $7.1 million associated with the Company’s Unzipped litigation. Therefore, excluding the one-time gain with an adjustment, EBITDA for the fourth quarter increased 8% to approximately $37.8 million as compared to approximately $35.1 million in the prior year quarter. Free cash flow for the quarter increased 18% to approximately $31.0 million as compared to approximately $26.3 million in the prior year quarter. Net income for the fourth quarter decreased 11% to approximately $17.1 million, as compared to $19.2 million in the prior year quarter. However, excluding the 2007 one-time gain related to the litigation, net income in the fourth quarter of 2008 increased 4% to approximately $17.1 million, as compared to $16.5 million the prior year quarter. GAAP diluted earnings per share for the fourth quarter of 2008 was $0.28 versus $0.31 in the prior year quarter. However, the fourth quarter 2007 results included the one-time gain of $0.04 diluted earnings per share related to the Unzipped litigation. Therefore, excluding the gain, diluted earnings per share for the fourth quarter of 2008 was $0.28 versus $0.27 in the prior year quarter.  EBITDA and free cash flow are non-GAAP metrics and reconciliation tables for both are attached to this press release.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “I am pleased with our strong 2008 performance and ability to continue to deliver year over year sales and earnings growth in what has been one of the most challenging economic environments in recent history. Our model has proven to be extremely relevant in today’s market as we allow leading retailers to offer national brands at attractive economics. In the past year we signed four new direct-to-retail licenses and renewed one, which we believe demonstrates the power of our brands and the value that we provide to our partners. Looking forward, we are excited about our prospects both domestically and internationally and believe we are well positioned to deliver continued earnings growth to our shareholders.”

2009 Guidance:

The Company is re-affirming its full year 2009 EPS guidance of diluted EPS between $1.20 and $1.30 excluding the change in accounting policy related to convertible debt and between $1.06 and $1.16 including the non-cash interest related to the new accounting policy for convertible debt. The Company is now projecting its 2009 revenue to be in a range of $210 to $220 million. The Company estimates that free cash flow for 2009 will be approximately $120 million. This guidance relates to the existing portfolio of brands only and assumes no acquisitions.

See reconciliation tables below for non-GAAP metrics.

Iconix Brand Group Inc. (Nasdaq: ICON) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S®, BONGO®, BADGLEY MISCHKA®, JOE BOXER® RAMPAGE®, MUDD®, LONDON FOG®, MOSSIMO®, OCEAN PACIFIC®, DANSKIN®, ROCAWEAR®, CANNON ®, ROYAL VELVET®, FIELDCREST®, CHARISMA®, STARTER® and WAVERLY®. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", "will", "project", "provide" "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.
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Contact Information:
    Jaime Sheinheit
    Director of Strategic Development
    Iconix Brand Group
    212.730.0030

    Joseph Teklits
    Integrated Corporate Relations
    203.682.8200

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements
(in thousands, except earnings per share data)

	(Unaudited)
	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2008	2007	2008	2007

Licensing and other revenue	$54,259	$47,411	$216,761	$160,004

Selling, general and administrative expenses	18,227	14,124	73,816	44,254
Expenses related to specific litigation	228	(7,094)	893	(6,039)

Operating income	35,804	40,381	142,052	121,789

Other expenses – net	8,948	11,258	33,126	25,512

Income before income taxes	26,856	29,123	108,926	96,277

Provision for income taxes	9,720	9,897	38,773	32,522

Net income	$17,136	$19,226	$70,153	$63,755

Earnings per share:
Basic	$0.30	$0.34	$1.21	$1.12

Diluted	$0.28	$0.31	$1.15	$1.04

Weighted average number of common shares outstanding:
Basic	58,174	57,067	57,810	56,694

Diluted	61,332	61,749	61,248	61,426

Selected Balance Sheet Items:	12/31/2008	12/31/2007
		(Audited)
Total Assets	$1,420,259	$1,336,130
Total Liabilities	$806,733	$808,210
Stockholders' Equity	$613,526	$527,920

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items:
(in thousands)

	Three months ended		Year ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec 31,
	2008	2007	2008	2007

EBITDA (1)	$37,827	$42,192	$149,643	$127,586

Reconciliation of EBITDA:
Net Income	17,136	19,226	70,153	63,755
Add: Provision for income taxes	9,720	9,897	38,773	32,522
Net Income before taxes	26,856	29,123	108,926	96,277
Add: Net interest expense	8,848	11,258	32,598	25,512
Add: Depreciation and amortization of certain intangibles	2,123	1,811	8,119	5,797

EBITDA	$37,827	$42,192	$149,643	$127,586

(1) EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Free Cash Flow (2)	$31,000	$26,278	$122,139	$99,874

Reconciliation of Free Cash Flow:
Net Income	17,136	19,226	70,153	63,755
Add: Depreciation, amortization of trademarks and	6,863	3,735	20,268	11,875
finance fees, non cash compensation expense, and
bad debt expense, net of gain on sale of trademarks
Add: Non-cash income taxes	9,037	9,713	37,999	30,708
Less: Non-cash portion Unzipped litigation	-	(6,330)	-	(6,330)
Less: Capital expenditures	(2,036)	(66)	(6,281)	(134)

Free Cash Flow	$31,000	$26,278	$122,139	$99,874

(in thousands)	Year Ended Dec 31, 2009
	High-end	Low-end
Forecasted Free Cash Flow (2)	$122,500	$117,500

Reconciliation of Free Cash Flow:
Non-GAAP Net Income	79,000	73,000
Add: Depreciation, amortization of trademarks and	21,000	21,000
finance fees, non cash compensation expense, and
bad debt expense, net of gain on sale of trademarks
Add: Non-cash income taxes	26,000	26,000
Less: Capital expenditures	(3,500)	(2,500)

Forecasted Free Cash Flow	$122,500	$117,500

(2) Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non cash compensation expense, bad debt expense, and add back the non-cash income taxes and deduct capital expenditures. The Free Cash Flow also excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.

The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP based on the FASB Staff Position APB 14-1 “Accounting for Convertible Debt Instruments That May Be Settled In Cash Upon Conversion (Including Partial Cash Settlements)”, which is effective for the fiscal year beginning January 1, 2009.

	Year Ended Dec 31, 2009				Year Ended Dec 31, 2008
	High-end		Low-end		Actual

Non-GAAP Diluted EPS - effective January 1, 2009		$1.30		$1.20	$1.15

Less: Non-cash interest	$	(0.14)	$	(0.14)	$ (0.13)

U.S. GAAP EPS - effective January 1, 2009		$1.16		$1.06	$1.02

The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP amounts:

	Three months ended December 31, 2007
	GAAP	Non-GAAP (3)

Licensing and other revenue	47,411	47,411

Selling, general and administrative expenses	14,122	14,122
Expenses related to specific litigation (4)	(7,094)	-

Operating income	40,383	33,289

Other expenses – net (5)	11,259	8,446

Income before income taxes	29,124	24,843

Provision for income taxes	9,898	8,379

Net Income	19,226	16,464

Weighted average number of common shares outstanding
- Diluted	61,332	61,332

Earnings per share - Diluted	$0.31	$0.27
(3)	Non-GAAP represents Company results excluding a one-time gain related to the Unzipped litigation.
(4)	Specific litigation is entirely the Unzipped litigation
(5)	Included in other expenses for the fourth quarter is additional interest of $2.8 million related to the Unzipped litigation.